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                                                                  EXHIBIT 11



                COMPUTATION OF NET LOSS PER SHARE


                                                Year Ended         Year Ended
                                                December 31,       December 29,
                                                   1995               1996
                                               -------------      -------------
Weighted average number of issued
 shares outstanding                               2,079,029          4,027,517

Effect of:
 Dilutive effect of cheap stock after
  application of treasury
  stock method(1)                                   418,383             38,554
                                               -------------      -------------
Shares outstanding used to compute
 net income (loss) per share                      2,481,676          4,066,071
                                               -------------      -------------
Net income (loss)                              $ (1,104,078)       $  (703,592)
                                               -------------      -------------
Net income (loss) per common share             $      (0.45)       $     (0.17)
                                               -------------      -------------
--------------

(1) Cheap stock and common shares issued during 1996 are included in the computation for all periods presented in accordance with Staff Accounting Bulletin Topic 4(D).





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